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                                                                   EXHIBIT 10.32
                              SABRATEK CORPORATION

                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of February 25, 1997, between Sabratek Corporation, a Delaware corporation, ("Sabratek"), and Elliott R. Mandell ("Executive").

          Pursuant to an Asset Purchase Agreement (the "Purchase Agreement") among Sabratek, Executive and Rocap, Inc., a Massachusetts corporation ("Rocap"), Sabratek will acquire the assets of Rocap and will operate the business currently operated by Rocap (the "Business") from and after the closing under the Purchase Agreement through a new subsidiary of Sabratek or as a division of Sabratek (either, the "Company").

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

          2.    Position and Duties:

          (a) During the Employment Period, Executive shall serve as the President of the Business and shall have the normal duties, responsibilities and authority of the President of the Business, subject to the power of the Company's board of directors (the "Board") or the Company's Chief Executive Officer (the "CEO") to expand or limit such duties, responsibilities and authority and to override actions of the Executive. The responsibilities and authority of Executive shall be sufficient to enable Executive to accomplish the goals of the Company set forth in paragraph 5(e).

          (b) Executive shall report directly to the CEO, shall also have a reporting relationship to the Company's President and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.


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          3.    Base Salary and Benefits.

          (a) During the Employment Period, Executive's base salary shall be $150,000 per annum or such higher rate as the CEO may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. The Executive's base salary level shall be reviewed annually by the CEO, and Executive shall be eligible for performance based increases on the same basis as other senior executives of Sabratek. In addition, during the Employment Period, Executive shall be eligible to participate in all of the Company's employee benefit programs.

          (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (c) In addition to the Base Salary, the CEO (with ratification of the Board or a committee thereof) may award a cash or stock bonus or options to purchase Sabratek common stock to Executive following the end of each fiscal year during the Employment Period based upon Executive's performance and the Company's operating results during such year.

          4.    Stock Options.

          (a) As of the date of this Agreement, Executive is hereby granted options to acquire 100,000 shares of Sabratek's common stock (the "Base Options") pursuant to Sabratek's Amended and Restated 1993 Stock Option Plan (the "Option Plan"). The Base Options shall have a 10-year term and shall have an exercise price per share equal to the closing sales price for the Sabratek common stock on the trading day prior to the date of grant. Subject to the provisions of this paragraph 4, the Base Options shall vest and become exercisable by Executive as follows: (i) Base Options to Purchase 40,000 shares shall be fully vested and exercisable at the date hereof; (ii) Base Options to purchase 30,000 shares shall vest and become exercisable on the first anniversary of the date hereof; (iii) Base Options to purchase 20,000 shares shall vest and become exercisable on the second anniversary of the date hereof; and (iv) Base Options to purchase 10,000 shares shall vest and become exercisable on the third anniversary of the date hereof.

          (b) In addition, as of the date of this Agreement, Executive is also hereby granted additional options to acquire 100,000 shares of Sabratek's common stock (the "Additional Options") pursuant to the Option Plan. The Additional Options shall have a 10-year term and shall have an exercise price per share equal to the closing sales price for the Sabratek common stock on the trading day prior to the date of grant. Subject to the provisions of this paragraph 4, the Additional Options shall vest and become exercisable by Executive as follows: (i) Additional Options to purchase 50,000 shares shall vest and become exercisable on the first anniversary of the date hereof; (ii) Additional Options to purchase 25,000 shares shall vest and become exercisable on the second


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anniversary of the date hereof; and (iii) Additional Options to purchase 25,000 shares shall vest and become exercisable on the third anniversary of the date hereof.

          (c) If the Employment Period is terminated by the Company for Cause (as defined below) or is terminated because of the death or permanent disability or incapacity (which shall mean the inability on a permanent basis to carry out the duties and responsibilities of the position on an effective basis due to casualty, illness, injury, or other impairment of mental, physical or emotional faculties, as determined by the CEO exercising reasonable judgment) of Executive, (i) all unvested Base Options will immediately vest and become exercisable and (ii) all unvested Additional Options will immediately be forfeited to the Company and Executive will have no further rights in respect thereof.

          (d) If the Employment Period is terminated by the Company without Cause or in the event of a Sabratek Change of Control (as defined below), all unvested Base Options and all unvested Additional Options will immediately vest and become exercisable.

          (e) If the Employment Period is terminated by the resignation of Executive, all unvested Base Options and all unvested Additional Options will immediately be forfeited to the Company and Executive will have no further rights in respect thereof.

          (f) Following termination of the Employment Period for any reason, all vested Base Options and vested Additional Options shall be exercisable by Executive (or his executor, administrator or other legal representative) for a period of 60 days from the date of termination.

          (g) At the time of the grant of the Base Options and Additional Options, Executive shall be issued an option grant letter in the form customarily used by the Company for option grants made under the Option Plan, and the Base Options and the Additional Options shall be subject to the terms and conditions of the Option Plan in addition to the terms set forth in this Agreement.

          (h) If Executive is still employed with the Company on March 31, 2000, at the election of Executive and upon the written request of Executive made within ten days following such date (or if the Employment Period is terminated by the Company without Cause prior thereto, within ten days following such termination), the Company shall repurchase from Executive all vested and unexercised Base Options held by Executive for a purchase price equal to $18.00 per Base Option. Such purchase price (net of any required tax withholding) shall be payable by the delivery of a cashiers or certified check payable to Executive or wire transfer of immediately available funds to an account designated by Executive. From and after such payment, Executive shall have no further rights with respect to such Base Options.

          (i) For purposes of this paragraph 4, a "Sabratek Change of Control" shall be deemed to occur upon (i) the sale of all or substantially all of the assets of Sabratek, (ii) a merger or consolidation of Sabratek with another corporation, or an exchange of the securities of Sabratek for the securities of another corporation, with the result that the shareholders of Sabratek immediately before such merger, consolidation or exchange own less than a majority of the

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outstanding voting securities of the surviving corporation of such merger or consolidation, or of the corporation in which such shareholders own securities as a result of and following such exchange, immediately after such merger, consolidation or exchange, (iii) the acquisition by any person or group (within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended) of a majority of the outstanding common stock of Sabratek in one or a series of related transactions, or (iv) the failure of K. Shan Padda to serve as either an executive officer or director of Sabratek. Notwithstanding the foregoing, a change of control shall not be deemed to occur as a result of any of the foregoing transactions if the corporate existence of Sabratek is not affected by such transaction and Sabratek's chief executive officer and directors retain their positions with Sabratek (and constitute at least a majority of the board of directors) following the transaction.

          5.    Term.

          (a) Unless renewed by the mutual agreement of the Company and Executive, the Employment Period shall end on the third anniversary of the date of this Agreement, provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (which shall mean the inability on a permanent basis to carry out the duties and responsibilities of the position on an effective basis due to casualty, illness, injury, or other impairment of mental, physical or emotional faculties, as determined by the CEO exercising reasonable judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause by delivery of notice to Executive of such termination.

          (b) If the Employment Period is terminated by the Company without Cause prior to the third anniversary of the date of this Agreement, Executive shall be entitled to receive his Base Salary through such third anniversary, provided that Executive shall be entitled to such continuation of his Base Salary if and only if Executive has not breached in any material respect the provisions of paragraphs 6 through 10 hereof. The amounts payable pursuant to this paragraph 5(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the period prior to the third anniversary hereof.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to paragraph 5(a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

          (d) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue after the termination of the Employment period shall cease upon such termination.

          (e) For purposes of this Agreement, "Cause" shall mean (i) a material breach of this Agreement by Executive, (ii) a material breach of Executive's duty of loyalty to Sabratek or any of its subsidiaries or any act of dishonesty or fraud with respect to Sabratek or any of its subsidiaries,
(iii) the commission of Executive of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of Sabratek and its subsidiaries, (iv) Executive's continued failure to perform his duties as directed by the Board or the CEO as contemplated by this Agreement or (v) Executive's substandard performance. For the purposes of



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this Agreement, "substandard performance" shall mean the failure of Executive to use reasonable efforts (i) to cause (A) the present facility of the Business to reach full production capacity on or before September 1, 1997 and (B) the construction of eight additional new facilities (or such lesser number mutually agreed to by Executive and the Company) for the Business and the reaching of full production capacity by such facilities on or before the third anniversary of the date of this Agreement, or (ii) to cause the Business to be operated so as to maximize the flush business capacity and control costs without impact upon product quality or safety, in each case as determined by the CEO as provided herein. For purposes of the preceding sentence, "full production capacity" shall mean the capability of producing at an average weekly production level of at least 400,000 flush product units. The CEO shall give Executive written notice of the CEO's concern over Executive's performance, and Executive shall have 15 days to prepare for a meeting with the CEO, at which time Executive may present any information on market competitive conditions and any other factors bearing upon his performance. In assessing Executive's performance, the CEO shall give due consideration to the overall industry experience, competitive factors and other factors identified by Executive bearing on his performance in assessing Executive's performance. After due consideration of these factors, if the CEO determines in good faith that Executive has failed to meet the foregoing standards regarding substandard performance, the CEO may provide Executive a notice of termination for cause, which notice shall be effective 45 days after delivery to Executive, during which period Executive shall have the opportunity to cure such substandard performance. Prior to the expiration of such 45 day period, Executive shall have the right to meet with CEO and present any information regarding the cure of such substandard performance, and unless the CEO determines as a result of such meeting that the substandard performance no loner exists, the notice of termination for cause shall become effective at the end of such 45 day period. The parties agree that the Executive's obligation is to use reasonable efforts to accomplish the production goals identified above and that the achievement of sales of flush products in a sufficient amount to utilize such production is not a component to be analyzed in measuring Executive's performance for this purpose.

          (f) The Company may offset any amounts Executive owes it or its subsidiaries against any amounts it owes Executive hereunder, provided that the Company shall have no such right of offset in respect of any amounts owed to it (or alleged to be owed to it) as a result of the breach (or alleged breach) by Executive of any representation or warranty made by Executive in the Purchase Agreement.

          6. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by Sabratek and its subsidiaries (including those obtained while employed by Rocap prior to the date of this Agreement and the acquisition of Rocap's assets by the Company) concerning the business or affairs of Sabratek (including the Business) or any subsidiary of Sabratek ("Confidential Information") are the property of Sabratek or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the CEO, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to Sabratek at the termination of the Employment Period, or at any other time Sabratek may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software


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and other documents and data (and copies thereof) relating to the Confidential
Information, Work Product (as defined below) or the business of Sabratek or any subsidiary of Sabratek which he may then possess or have under his control.

          7. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Sabratek's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Sabratek and its subsidiaries, or by Rocap ("Work Product") belong to Sabratek or such subsidiary. Executive shall promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          8. Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Sabratek or any of its subsidiaries he shall become familiar, and during his employment with Rocap he has become familiar, with the trade secrets of the Business and with other Confidential Information concerning Sabratek and its predecessors and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Rocap and to Sabratek and its subsidiaries. Therefore, Executive agrees that, during the Employment Period and until the later of (i) the third anniversary of the date of this Agreement and (ii) the first anniversary of the expiration of the Employment Period (the "Non-Compete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Sabratek or its subsidiaries, as the businesses of Sabratek and its subsidiaries exist or are in process on the date of the termination of Executive's employment, within any geographical area in which Sabratek or its subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from (i) employment as a pharmacist in a retail pharmacy business or in a pharmacy business maintained as part of a hospital, health maintenance organization or other similar entity providing health services to the public where such pharmacy business is only serving such entity providing health services or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          9. Non-Solicitation. During the Employment Period and until the later of (i) the third anniversary of the date of this Agreement and (ii) the first anniversary of the expiration of the Employment Period (the "Non-Solicitation Period"), Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Sabratek or any of its subsidiaries (including the Company) to leave the employ of Sabratek or such subsidiary, or in any way interfere with the relationship between Sabratek or any such subsidiary and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Sabratek or any such subsidiary to cease doing business with Sabratek or such subsidiary, or in any way interfere with the relationship between any such customer, supplier,


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licensee or business relation and Sabratek or any such subsidiary (including, without limitation, making any negative statements or communications about Sabratek or its subsidiaries).

          10. Enforcement. If, at the time of enforcement of paragraph 6, 7, 8 or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Sabratek or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of paragraph 9 and/or 10, the Non-Compete Period and/or Non-Solicitation Period, as applicable, shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraphs 9 and 10 are reasonable.

          11. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          12. Survival. Paragraphs 7 through 10 and paragraphs 12 through 20 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.



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          13.   Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:         Elliott R. Mandell
                                        91 Fuller Street
                                        North Andover, MA 01845

                with a copy to:         Kenneth A. Cossingham, Esq.
                                        Cossingham Law Office, P.C.
                                        800 Turnpike Street
                                        Suite 305
                                        North Andover, MA 01845

           Notices to Sabratek:         Sabratek Corporation
                                        5601 West Howard Street
                                        Niles, IL 60714
                                        Attn: Chief Executive Officer

                with a copy to:         Kirkland & Ellis
                                        200 East Randolph Drive
                                        Chicago, IL 60601
                                        Attn: Alan G. Berkshire

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice in accordance with this paragraph to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. Complete Agreement. This Agreement, the Purchase Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.



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          17.   Counterparts.  This Agreement may be executive in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Sabratek and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of Sabratek.

          19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Sabratek and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


                                   * * * * *



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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




                                        SABRATEK CORPORATION



                                        By /s/ Elliott R. Mandell
                                           -----------------------------

                                        Its SVP and CEO
                                            ----------------------------


                                        --------------------------------
                                        ELLIOTT R. MANDELL




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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




                                        SABRATEK CORPORATION



                                        By
                                          ------------------------------

                                        Its
                                           -----------------------------

                                        /S/ Elliott R. Mandell
                                        --------------------------------
                                        ELLIOTT R. MANDELL




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